Exhibit 99.2

STEAMPUNK WIZARDS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the reverse merger transaction (the "Transaction") between Steampunk Wizards, Inc. (f/k/a Freedom Petroleum, Inc.), (the “Company”, “we”, “us”, “our”) and Steampunk Wizards Ltd., a company incorporated pursuant to the laws of Malta (“Malta Co.”).

Pro Forma
Balance Sheet - Unaudited
April 30, 2015

		Steampunk
	Steampunk	Wizards Ltd.	Proforma
	Wizards Inc.	(Malta Co.)	Adjustments	Proforma
	April 30, 2015	March 31, 2015	(a), (b) & (c)	As Adjusted
ASSETS

Current Assets
Cash and cash equivalents	$35,414	$2,507	$220,000	$257,921
Other current assets	-	16,743	-	16,743
Total Current Assets	35,414	19,250	220,000	274,664

Plant and equipment	-	3,244	-	3,244
Total Assets	$35,414	$22,494	$220,000	$277,908

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$14,162	$1,628	$-	$15,790
Shareholder loan	-	10,850	-	10,850
Short-term borrowings	-	38,944	-	38,944
Other liabilites	61,067	6,510	-	67,577
Total Current Liabilities	75,229	57,931	-	133,160

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 20,000,000 shares authorized,
0 shares issued and outstanding	-	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized;
27,106,250 shares issued and outstanding	5,347	4,754	(7,390)	2,711
Common stock subscriptions	185,000	-	(185,000)	-
Additional paid-in capital	500,451	391,390	(318,223)	573,618
Accumulated other comprehensive income (loss)	-	(20,274)	-	(20,274)
Accumulated deficit	(730,613)	(411,306)	730,613	(411,306)
Total Stockholders’ Equity (Deficit)	(39,815)	(35,437)	220,000	144,748

Total Liabilities and Stockholders' Equity (Deficit)	$35,414	$22,494	$220,000	$277,908

Pro Forma
Statement of Operations - Unaudited
April 30, 2015

		Steampunk
	Steampunk	Wizards Ltd.
	Wizards Inc.	(Malta Co.)	Proforma
	August 1, 2014	October 27, 2014	Adjustments	Proforma
	to April 30, 2015	to March 31, 2015	(d)	As Adjusted

Revenues	$-	$-	$-	$-

Operating Expenses
Administrative and other expenses	-	293,572	-	293,572
Stock-based compensation	-	117,348	-	117,348
Operating Loss	-	(410,919)	-	(410,919)

Other Expenses
Finance Costs	-	387	-	387
Loss Before Provision for Income Taxes	-	(411,306)	-	(411,306)

Provision for Income Taxes	-	-	-	-

Loss from Discontinued Operation, Net of Tax Benefits	(296,667)	-	296,667	-

Net Loss	$(296,667)	$(411,306)	$296,667	$(411,306)

Other Comprehensive Loss
Foreign currency translation adjustments		(20,274)		(20,274)
Total Other Comprehensive Loss	$(296,667)	$(431,581)	$296,667	$(431,581)

Net Loss Per Share: Basic and Diluted	$(0.01)	$(0.02)	$0.01	$(0.02)

Weighted Average Number of Shares Outstanding: Basic and Diluted	27,106,250	27,106,250	27,106,250	27,106,250

STEAMPUNK WIZARDS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 16, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with Malta Co., Anton Lin, an individual, and the Company’s sole officer and director (“Lin”), being the owner of record of 11,451,541 common shares of the Company and the owners of record of all of the issued share capital of Malta Co. (the “Steampunk Stock”) on July 15, 2015. Pursuant to the Exchange Agreement, upon surrender by the Shareholders and the cancellation by Malta Co. of the certificates evidencing the Steampunk Stock as registered in the name of each Shareholder, and pursuant to the registration of the Company in the register of members maintained by Malta Co. as the new holder of the Steampunk Stock and the issuance of the certificates evidencing the aforementioned registration of the Steampunk Stock in the name of the Company, the Company will issue 4,812,209 shares (the “New Shares”) of the Company’s common stock to the Shareholders (or their designees), and Lin will cause 10,096,229 shares of the Company’s common stock that he owns (the “Lin Stock,” together with the New Shares, the “Acquisition Stock”) to be transferred to the Shareholders (or their designees), which collectively shall represent 55% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the Steampunk Stock, representing 100% of the issued share capital of Malta Co. As a result of the exchange of the Steampunk Stock for the Acquisition Stock (the “Share Exchange”), Malta Co. will become a wholly owned subsidiary (the “Subsidiary”) of the Company (the “Parent”) and there will be a change of control of the Company following the closing. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical April 30, 2015 balance sheet of Steampunk Wizards, Inc. after giving effect to the merger with Steampunk Wizards Ltd. The pro forma balance sheet and statement of operations presents this transaction as if they had been consummated as of April 30, 2015, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This merger will be treated as a reverse acquisition, and therefore Malta Co. is treated as the accounting acquirer, such that the financial statements of Malta Co. immediately after the merger will become those of Steampunk Wizards, Inc. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations are as follows:

(a) On May 27, 2015, the Company issued 1,000,000 shares of common stock to its chief executive officer as per the terms of his employment agreement.

During May and June 2015, the Company issued 1,265,625 shares of common stock to two unaffiliated investors for cash of $405,000. Of this $405,000, $185,000 was received prior to April 30, 2015 and was recorded as common stock subscriptions.

(b) On July 21, 2015, the Company completed a reverse stock split at a ratio of 2.5:1 so that every 2.5 shares of common stock outstanding was combined and changed into 1 share of common stock.

(c) The Company issued 4,812,209 shares of common stock to shareholders of Malta Co. as part of the consideration.

(d) To eliminate the accumulated loss of Steampunk Wizards, Inc. incurred before the reverse merger.